UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2009

MACQUARIE INFRASTRUCTURE COMPANY LLC
(Exact name of registrant as specified in its charter)

Delaware	001-32384	43-2052503
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
125 West 55th Street, New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 231-1000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

“Macquarie Group” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates.

Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

Section 5 - Corporate Governance and Management

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b), (c)

Macquarie Infrastructure Company (“MIC”) today announced that its Manager, Macquarie Infrastructure Management (USA) Inc., is appointing Mr. James Hooke, age 38, to the position of Chief Executive Officer of MIC.  Mr. Hooke will succeed Mr. Peter Stokes who, after 5 years as CEO of MIC and 12 years in the New York office of the Macquarie Group, has decided to return to Australia. Mr. Stokes will resign from his position as Chief Executive Officer of MIC effective May 8, 2009, following the preparation and release of MIC’s financial results to the market on May 7, 2009.  Mr. Hooke will assume day to day responsibility as Chief Executive Officer of MIC at that time and Mr. Stokes is working closely with Mr. Hooke to ensure a smooth transition.

Mr. Hooke is a Managing Director in the Macquarie Capital Funds division of the Macquarie Group, a position he has held since joining the company in 2007. Mr. Hooke was most recently responsible for corporate development and management of a portfolio company investment for Macquarie Infrastructure Partners Inc., the manager of two unlisted infrastructure funds responsible for investing and managing approximately $5.5 billion of investor commitments across a range of North American infrastructure businesses.  Mr. Hooke was also responsible for the management of several portfolio company investments for other Macquarie affiliates and clients. Prior to joining Macquarie and since 2001, Mr. Hooke served in various senior management positions with Fairfax Media Limited, the largest newspaper publisher in Australia and New Zealand.  As Managing Director, NSW, Mr. Hooke was responsible for printing and publishing 30 newspapers, including The Sydney Morning Herald.

Employment Agreement

Mr. Hooke has an employment agreement with Macquarie Holdings (USA) Inc., which provides that he holds the position of Division Director, the equivalent of Managing Director. The agreement provides that Mr. Hooke will receive an annual base salary of $249,239, subject to increases due to performance reviews. The agreement also provides that Mr. Hooke is eligible to participate in Macquarie's profit share arrangements. The decision whether to provide a profit share bonus and the amount of any profit share bonus is discretionary for the 2009 financial year and thereafter. The agreement also provides that Mr. Hooke will also be eligible to participate in Macquarie's 401(k) plan, health and welfare plans, and will be eligible for a four-week vacation and holidays, sick and personal time as provided to other employees at his level. Mr. Hooke is also entitled to accrue long service leave, a benefit provided under the Australian regulatory regime proving for additional vacation based on length of service. In addition, Mr. Hooke is eligible to be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties and in accordance with Macquarie Holdings (USA) Inc.'s expense policy.

Under the terms of Mr. Hooke’s employment agreement Mr. Hooke must provide Macquarie Holdings (USA) Inc. four weeks’ notice if he voluntarily resigns and Macquarie Holdings (USA) Inc. will provide Mr. Hooke four weeks’ notice of any termination (although the employer may make payments to him in lieu of such notice). During any period of notice of termination or resignation, Macquarie Holdings (USA) Inc. has the discretion to direct Mr. Hooke not to do any work or contact any customers or clients for a period up to the date of his termination or resignation. During this period, Mr. Hooke will continue to be employed by Macquarie Holdings (USA) Inc. and must not engage or prepare to engage in any business activity that is the same as or similar to the business he was undertaking with his employer.

Mr. Hooke’s employment agreement also provides that Mr. Hooke is subject to a confidentiality restrictive covenant for an unlimited duration and a non-solicitation restrictive covenant of employees and clients during his employment and for a three-month period thereafter. In addition, the employment agreement provides that Mr. Hooke is subject to a non-competition restrictive covenant during his employment and for a three-month period thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY LLC

Date:	April 24, 2009	By:	/s/ Peter Stokes
Name: Peter Stokes
Title: Chief Executive Officer